Contact:

William A. Hockett

Vice President of Corporate Communications

(801) 584-3600

Email: bhockett@myriad.com

www.myriad.com

FOR IMMEDIATE RELEASE

Myriad Genetics Files Form S-3 Shelf Registration for Outstanding Shares of Common Stock

Salt Lake City, April 7, 2005 - Myriad Genetics, Inc. (Nasdaq: MYGN), announced today that it has filed an S-3 Registration Statement with the Securities and Exchange Commission. The shelf registration allows the Company to sell up to $300 million of various types of securities. The Company has no immediate plans to offer or sell any of its securities. The terms of any sale would be announced in a filing with the SEC at the time of any such sale.

The shelf registration statement was filed today with the Securities and Exchange Commission but has not yet become effective. The common stock may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Myriad Genetics, Inc. is a biopharmaceutical company focused on the development of novel healthcare products. The Company develops and markets predictive medicine products, and is developing and intends to market therapeutic products. Myriad's news and other information are available on the Company's Web site at www.myriad.com.

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management's current expectation and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth or implied by forward-looking statements. These include, but are not limited to, uncertainties as to the extent of future government regulation of Myriad Genetics' business; uncertainties as to whether Myriad Genetics and its collaborators will be successful in developing, and obtaining regulatory approval for, and commercial acceptance of, therapeutic compounds; the risk that markets will not exist for therapeutic compounds that Myriad Genetics develops or if such markets exist, that Myriad Genetics will not be able to sell compounds, which it develops, at acceptable prices; and the risk that the Company will not be able to sustain revenue growth for its predictive medicine business and products. These and other risks are identified in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2004. All information in this press release is as of April 7, 2005, and Myriad undertakes no duty to update this information unless required by law.